                                                                  Exhibit 10.1



                               October 8, 2002


Charles D. Molloy, Jr.
986 Barnard College Lane
University City, Missouri 63130

Dear Charley:

         The purpose of this letter is to set forth the terms of your continued employment by Angelica. These terms of employment will remain in effect until such time as Angelica has determined, to its satisfaction, that the transition activities relating to the sale of its Manufacturing and Marketing business segment are substantially complete, or until any earlier termination of your employment by Angelica.

         1.       EMPLOYMENT AT WILL - To whatever extent your employment by
                  ------------------
                  Angelica may continue, it will do so on an at-will basis. Your employment may be terminated immediately at any time by Angelica, with or without cause, upon 30 days prior notice.

         2.       COMPENSATION - During your continued employment, your base
                  ------------
                  salary will be $16,666.66 per month ($200,000.00 annualized), payable in accordance with Angelica's current payroll practices. Except as otherwise provided in this letter, you will continue to be eligible to participate in such other compensation and benefit plans and programs generally available to other similarly situated executives of Angelica, including participation in Angelica's: Performance Plan (stock options); Retirement Savings Plan (401k); Pension Plan; and Supplemental Plan. You will not be eligible to participate in any incentive compensation plans. It is understood that Angelica may, at any time and in its sole discretion, eliminate, amend, modify or replace any such plan(s).

         3.       DUTIES - You will continue to serve as Vice President of
                  ------
                  Angelica Corporation and as President of Angelica's Manufacturing and Marketing Business Segment (i.e. Angelica Image Apparel and the Canadian operations). However, your duties, authority, title and responsibilities (including, but not limited to, your status, offices and reporting

Charles D. Molloy, Jr.
Page 2
October 8, 2002

                  requirements), may be changed and/or diminished by Angelica, in its sole discretion, at any time and from time to time, with or without cause.

                  It is understood that Angelica has sold assets of its Manufacturing and Marketing Business Segment and it is agreed that your support, cooperation and assistance is important to completing the successful transition activities relating to those transactions so as to optimize the proceeds realized by Angelica from the sale and from the disposition of assets not included in the sale. Accordingly, the duties and responsibilities of your employment will include your full support of, as well as your cooperation and assistance with Angelica's efforts to complete those transition activities in a manner that achieves those objectives.

         4.       SEPARATION PAYMENTS - If your employment is terminated by
                  -------------------
                  Angelica without good cause, then subject to the provisions of paragraph 6 below, Angelica will pay you separation payments equal to six (6) months base salary. Also, Angelica will pay you further separation payments equal to an additional six (6) months base salary, provided, however, that these further payments during this additional six (6) month period will be reduced by any amounts earned by you from other employment or other services you may perform during that period. All of these amounts will be paid in equal, semi-monthly payments, less applicable taxes, withholdings and standard deductions. To the extent that the obligation to pay said amounts arises hereunder, such obligation will survive the termination of your employment until such time as said amounts have been paid. For so long as such separation payments continue you will make yourself reasonably available to Angelica for purposes of occasional consultation regarding matters with which you were involved during your employment.

                  For purposes of this letter, "good cause" means: (i) your continued failure to substantially perform your duties with Angelica, including those identified in paragraph 3 above, (other than as a result of incapacity due to physical or mental condition); (ii) your commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (iii) your failure to fulfill or comply with any material term of your employment. You will not be entitled to any separation payments if your employment is terminated by you for any reason, or by Angelica with good cause.

         5.       INCENTIVE FEE - If your employment is terminated by
                  -------------
                  Angelica without good cause, Angelica will pay you, in addition to any separation payments provided for in paragraph 4 above, an incentive payment of $100,000, less applicable taxes, withholdings and standard deductions.

Charles D. Molloy, Jr.
Page 3
October 8, 2002

                  Notwithstanding anything to the contrary, it is understood that if your employment is terminated by you for any reason, or by Angelica for good cause, Angelica will have no obligation to pay any such incentive fee.

         6.       SETTLEMENT AGREEMENT AND RELEASE - Any and all payments to
                  --------------------------------
                  be made to you pursuant to this letter agreement, are expressly conditioned upon the negotiation and execution of a mutually acceptable settlement agreement and release by you and Angelica. Such settlement agreement and release shall include, but not be limited to: a release by you of all claims against Angelica; your continuing agreement not to disclose confidential information of Angelica; your agreement not to solicit Angelica's employees for employment by you or by others for a period of not less than one year; your agreement not to disparage Angelica or any of its officers, directors or other employees; and such other terms and conditions as are customarily included in such agreement to which Angelica is a party. Any and all rights of Angelica under said Agreement shall be expressly assignable by Angelica to a third party without your further consent.

         7.       MISCELLANEOUS - The above sets forth the terms of your
                  -------------
                  employment and supersedes any prior written or oral agreements, understandings, discussions or negotiations with respect thereto.

         Please acknowledge your receipt and acceptance of these terms by signing and returning to me the enclosed copy of this letter.


Very truly yours,

/s/ Don W. Hubble
--------------------------------
Don W. Hubble


RECEIPT AND ACCEPTANCE
ACKNOWLEDGED

/s/ Charles D. Molloy, Jr.
--------------------------------
Charles D. Molloy, Jr.